Neonode Inc. Announces Receipt of NASDAQ Staff Determination Letter; Company to Request Hearing

Stockholm, Sweden, July 2, 2008 - Neonode Inc. (NASDAQ: NEON), today announced that it received a staff determination letter from the NASDAQ Stock Market Inc. (NASDAQ) on July 1, 2008 stating that the Company's common stock is subject to delisting from the NASDAQ Capital Market for not meeting the market value of publicly held shares requirement for continued listing. The Company has the right to a hearing and will be submitting a request to have a hearing to the NASDAQ Listing Qualifications Panel. This request will stay the delisting of the Company's securities pending the hearing and a determination by the Panel with the company continuing to trade its securities under the ticker symbol "NEON" on the NASDAQ board. There can be no assurance that the Panel will grant the Company's request for continued listing.

As previously announced, on May 30, 2008, the Company received notice indicating that it had failed to comply with Marketplace Rule 4310(c)(3)(B), 4310(c)(3)(A) or 4310(c)(3)(C), requiring the company maintain a market value of listed securities of at least $35,000,000, stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

"We are working diligently to return the company to compliance and at a hearing we will be provided with an opportunity to present our plan to maintain a continued listing," said Per Bystedt, Chief Executive Officer and Chairman of the Board of Directors.

Contact:

David W. Brunton, Chief Financial Officer
Neonode Inc.
(925) 355-7700
david.brunton@neonode.com

About Neonode Inc.
Neonode Inc is a world leading company specialized in optical finger based touch screen technology.  The company designs and develops mobile phones under its own brand and licenses its patented touch screen technologies, zForce™ and neno™ to third parties. Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, California, USA. For more information, visit www.neonode.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered.